Financial:
Tito L. Lima
Chief Financial Officer
717-735-4372 or tllima@sterlingfi.com

Media:
Joe Patterson
Vice President, Director of Corporate Communications
717-735-5651 (office), 717-940-2759 (mobile) or jpatterson@sterlingfi.com

FOR IMMEDIATE RELEASE

Sterling Financial Corporation of Lancaster, Pa.,
Announces Fourth Quarter and Year End Earnings

LANCASTER, PA (January 24, 2006) – Sterling Financial Corporation (NASDAQ: SLFI) reported record earnings for the quarter and year ended December 31, 2005.

“Our record performance during 2005 is the result of our focus on growth in existing markets, broadening our product mix and entering new markets,” said J. Roger Moyer, Jr., president and chief executive officer, Sterling Financial Corporation. “We are especially pleased with loan and deposit growth, an increase in net interest income and our strong credit quality.”

Results of Operations

Quarter Ended December 31, 2005

Sterling’s net income was $10.2 million for the quarter ended December 31, 2005, an increase of $1.2 million, or 13.7 percent from the fourth quarter of 2004. Diluted earnings per share totaled $0.35 for the fourth quarter of 2005 versus $0.32 for the same period in 2004, an increase of 9.4 percent. Return on average realized equity for the fourth quarter of 2005 was 13.97 percent, compared to 14.82 percent in 2004. Return on tangible equity was 20.53 percent in 2005 compared to 19.53 percent in 2004.

Sterling’s net interest income totaled $29.6 million in for the fourth quartet of 2005, an increase of $3.4 million or 12.9 percent from the same period last year. This strong growth trend was partially the result of the acquisition of Pennsylvania State Bank, which contributed an incremental $1.3 million in net interest income, and partially the result of continued solid organic growth in loans and deposits. Sterling’s net interest margin for the fourth quarter of 2005 was 4.78 percent as compared to 4.84 percent for the fourth quarter of 2004 and 4.70 percent for the third quarter of 2005. The increase in net interest margin, on a sequential quarter basis, is the combined result of increased yield on earning assets and effective management of deposit pricing.

The provision for loan losses was $1.4 million for the fourth quarter of 2005, compared to $779,000 for the same period in 2004 due to loan growth and one particular credit downgraded during the fourth quarter of 2005.

Non-interest income, excluding securities gains, was $17.6 million for the quarter ended December 31, 2005, a $1.9 million, or 12.0 percent increase over $15.7 million earned in 2004. The increase primarily

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Sterling 4Q05 Earnings	Page 2

occurred in Sterling’s banking segment. The acquisition of Pennsylvania State Bank contributed approximately $133,000 to the growth, with the remaining increase primarily attributable to deposit growth and the implementation of an overdraft protection program in the fourth quarter of 2004.

Non-interest expense was $31.7 million for the quarter ended December 31, 2005, compared to $28.8 million in 2004, a $2.9 million, or 10.1 percent increase. The incremental expenses associated with Pennsylvania State Bank, versus a partial year in 2004 represents $1.2 million of the increase. The remaining increase of $1.7 million, or 5.9 percent was the result of general increases incurred in support of business growth.

Year Ended December 31, 2005

Sterling’s net income was $39.3 million for the year ended December 31, 2005, an increase of $5.9 million, or 17.8 percent from the same period in 2004. Diluted earnings per share totaled $1.34 for the year ended December 31, 2005, versus $1.21 for 2004, an increase of 10.7 percent. Return on average realized equity was 13.97 percent, compared to 15.00 percent in 2004. The decrease in return on average realized equity, in spite of an increase in earnings, is due to an increase in stockholders’ equity that resulted from the issuance of stock to acquire Corporate Healthcare Strategies (d/b/a StoudtAdvisors) and Pennsylvania State Bank in 2004 and the related impact of purchase accounting. Return on tangible equity was 20.61 percent in 2005, compared to 18.21 percent in 2004.

Net interest income increased $16.9 million, from $97.4 million for the year ended December 31, 2004 to $114.3 million in 2005, a 17.3 percent increase. While Pennsylvania State Bank contributed $7.2 million to this increase, growth in commercial loans, consumer loans, and finance receivables contributed to the remaining $9.7 million or 10.0 percent. The net interest margin for 2005 was at 4.81 percent as compared to 4.83 percent for 2004. The provision for loan losses was $4.4 million for both years ended December 31, 2005 and December 31, 2004.

Non-interest income, excluding securities gains, was $67.0 million for the year ended December 31, 2005, a 17.0 percent increase over the $57.2 million earned in 2004. Sterling’s banking segment non-interest income increased $3.5 million, or 26.6 percent. The acquisition of Pennsylvania State Bank contributed approximately $654,000 to the growth. The remaining increase was primarily attributable to deposit growth and the implementation of an overdraft protection program during the fourth quarter of 2004.

Sterling’s financial services segments non-interest income increased $6.2 million, or 14.2 percent. The acquisition of Corporate Healthcare Strategies in June 2004 contributed $2.4 million to the increase. The remaining increase was primarily due to higher rental income on operating leases of $2.5 million and an increase of approximately $1.2 million in gains on sale of finance receivables.

Non-interest expense was $123.4 million for the year ended December 31, 2005, compared to $107.1 million in 2004, a $16.3 million, or 15.2 percent increase. The incremental expenses associated with Pennsylvania State Bank, Corporate Healthcare Strategies and Lancaster Insurance Group in 2005, versus a partial year in 2004 represents $9.4 million of the increase. The remaining increase in non-interest expense is the result of general growth in expenses incurred in support of business growth.

Sterling’s efficiency ratio for the year ended December 31, 2005, of 61.0 percent was approximately 30 basis points lower than the 2004 efficiency ratio of 61.3 percent, despite the growth of our financial services segments, which generally operate at higher efficiency ratio levels than our banking segment.

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Sterling 4Q05 Earnings Page 3

Financial Position

Total assets were approximately $3.0 billion at December 31, 2005, an 8.1 percent increase over the December 31, 2004, total assets of approximately $2.7 billion.

As of December 31, 2005, while Sterling’s investment securities portfolio of $484.0 million decreased by $17.7 million or 3.5 percent from 2004, gross loans totaling $2.1 billion increased $196.8 million or 10.3 percent from 2004. The increase in the loan portfolio resulted primarily from the following: commercial loans increased $86.5 million, or 7.9 percent; consumer loans increased $26.1 million, or 7.3 percent; finance receivables increased $74.1 million, or 31.3 percent.

Sterling’s strong growth in loans was primarily funded by a solid increase in deposits. At December 31, 2005, total deposits of $2.2 billion increased $210.9 million or 10.5 percent from 2004. This increase resulted from a growth of $52.3 million, or 4.3 percent in non-maturity deposits and $158.6 million, or 20.2 percent in time deposits. In addition, other borrowings, totaling $397.1 million at December 31, 2005 decreased $6.9 million, or 1.7 percent.

The allowance for loan losses of $21.0 million, represented 1.00 percent of total loans at December 31, 2005, compared to $18.9 million, or 0.99 percent at December 31, 2004. Non-performing loans as a percent of total loans decreased 2 basis points from 0.24 percent at December 31, 2004, to 0.22 percent at December 31, 2005. This decrease was attributable to strong credit quality, lower delinquency trends and strong loan growth during 2005.

Non-GAAP Presentations

In addition to the results of operation presented in accordance with U.S Generally Accepted Accounting Principles (GAAP), Sterling’s management uses, and this press release contains, certain non-GAAP financial measures to monitor performance, including the efficiency ratio, return on realized equity and return on tangible equity.

The efficiency ratio is a non-GAAP financial measure that we believe provides readers with important information regarding Sterling’s results of operations. Comparison of Sterling’s efficiency ratio with that of other companies’ may not be appropriate, as other companies may calculate their ratio in a different manner. Sterling’s calculation of the efficiency ratio is computed by dividing non-interest expenses less depreciation on operating leases, by the sum of tax equivalent net interest income and non-interest income, net of depreciation on operating leases, less gains on securities. Sterling nets the depreciation on operating leases against related income, as it is consistent with utilizing net interest income presentation for comparable capital leases, which nets interest expense against interest income.

Return on realized equity is a non-GAAP financial measure, as it is calculated by taking net income, divided by average stockholders’ equity, excluding average other comprehensive income. We believe the presentation of return on realized equity provides a reader with a better understanding of our financial performance based on economic transactions, as it excludes the impact of unrealized gains and losses on securities available for sale and derivatives used in cash flow hedges, which can fluctuate based on interest rate volatility.

Return on tangible equity is a non-GAAP financial measure, as it is calculated by taking net income excluding the amortization of intangible assets, divided by average stockholders’ equity less average goodwill and intangible assets. We believe that by excluding the impact of purchase accounting, the return on average tangible equity provides the reader with an important view of our financial performance.

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Sterling 4Q05 Earnings Page 4

Sterling, in referring to its net income, is referring to income determined in conformity with U. S. Generally Accepted Accounting Principles (GAAP).

Although we believe that the above-mentioned non-GAAP financial measures enhance readers’ understanding of our business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

About Sterling Financial Corporation

With assets of approximately $3.0 billion and investment assets under administration of $2.5 billion, Sterling Financial Corporation is a diversified financial services company based in Lancaster, Pa. Sterling Banking Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware; the group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; and human resources consulting services. Visit www.sterlingfi.com for more information.

Banking Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).

Financial Services Group — Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

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STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)	December 31 December 31,
2005 2004
Assets
Cash and due from banks.................................. $ 79,509 $ 67,708
Federal funds sold....................................... 30,203 15,147

Cash and cash equivalents............................. 109,712 82,855
Interest-bearing deposits in banks....................... 5,690 5,813
Short-term investments................................... 2,156 6,542
Mortgage loans held for sale............................. 3,200 4,345
Securities held-to-maturity.............................. 28,891 34,152
Securities available-for-sale............................ 455,117 467,519
Loans, net of allowance for loan losses
(2005 - $21,003; 2004 - $18,891)........................ 2,083,083 1,888,380
Premises and equipment, net.............................. 43,498 43,658
Assets held for operating lease, net..................... 73,636 58,475
Other real estate owned.................................. 60	80
Goodwill................................................. 78,764 75,350
Intangible assets........................................ 11,318 14,268
Mortgage servicing rights................................ 3,011 2,697
Accrued interest receivable.............................. 12,304 11,407
Other assets............................................. 55,297 47,221

Total assets............................................. $ 2,965,737 $2,742,762

Liabilities
Deposits:
Noninterest-bearing................................... $ 304,475 $ 303,722
Interest-bearing...................................... 1,921,812 1,711,672

Total deposits........................................ 2,226,287 2,015,394

Short-term borrowings.................................... 140,573 98,768
Long-term debt........................................... 168,875 233,039
Subordinated notes payable............................... 87,630 72,166
Accrued interest payable................................. 8,821 6,375
Other liabilities........................................ 35,465 35,076

Total liabilities................................................................	2,667,651 2,460,818

Stockholders’ equity
Preferred stock...............................................................	-	-
Common stock...............................................................	145,692 116,493
Capital surplus.......................................... 79,351 80,734
Restricted stock......................................... (2,926) (3,901)
Retained earnings........................................ 72,849 78,384
Accumulated other comprehensive income................... 4,042 10,234
Common stock in treasury, at cost........................ (922)	-

Total stockholders’ equity............................... 298,086 281,944

Total liabilities and stockholders’ equity............... $ 2,965,737 $2,742,762

Ratios:
Book value per realized share.............................................	$10.17 $ 11.65
Allowance for loan losses to total loans................................. 1.00%	0.99%
Allowance for loan losses to nonperforming loans..................... 460%	417%
Non-performing loans to total loans...................................... 0.22%	0.24%

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)	Three Months Ended,		Twelve Months Ended,
	December 31,		December 31,
	2005	2004	2005	2004
Interest and dividend income
Loans, including fees	$40,630	$31,555	$149,762	$113,984
Debt securities
Taxable	2,607	2,773	10,852	12,458
Tax-exempt	2,622	2,625	10,439	10,493
Dividends	182	147	668	581
Federal funds sold	73	81	322	126
Short-term investments	56	13	167	40

Total interest and dividend income	46,170	37,194	172,210	137,682

Interest expense
Deposits	12,474	7,299	41,002	26,904
Short-term borrowings	846	618	3,000	2,055
Long-term debt	1,909	2,213	8,693	8,109
Subordinated debt	1,391	891	5,226	3,197

Total interest expense	16,620	11,021	57,921	40,265

Net interest income	29,550	26,173	114,289	97,417

Provision for loan losses	1,354	779	4,383	4,438

Net interest income after provision for loan losses	28,196	25,394	109,906	92,979

Non-interest income
Trust and investment management income	2,464	2,471	9,273	9,057
Service charges on deposit accounts	2,191	1,915	8,434	6,415
Other service charges, commissions and fees	1,274	1,124	4,752	3,824
Brokerage fees and commissions	744	864	3,023	3,351
Insurance commissions and fees	1,624	1,846	7,105	4,611
Mortgage banking income	597	249	2,097	1,854
Rental income on operating leases	7,161	6,343	27,481	24,969
Other operating income	1,538	903	4,810	3,144
Securities gains	372	15	861	2,071

Total noninterest income	17,965	15,730	67,836	59,296

Non-interest expenses
Salaries and employee benefits	14,692	13,229	57,182	48,201
Net occupancy	1,620	1,361	6,397	5,445
Furniture and equipment	1,919	1,829	7,415	7,016
Professional services	1,172	1,284	4,213	4,410
Depreciation on operating lease assets	5,966	5,358	22,958	21,084
Taxes other than income	666	566	2,628	2,237
Intangible asset amortization	646	580	2,671	1,650
Other	5,049	4,614	19,916	17,043

Total non-interest expenses	31,730	28,821	123,380	107,086
Income before income taxes	14,431	12,303	54,362	45,189
Income tax expenses	4,213	3,319	15,095	11,860

Net income	$10,218	$8,984	$39,267	$33,329

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights (Unaudited)
	Three Months Ended,	Twelve Months Ended,
	December 31,	December 31,
2005	2004	2005	2004

Per share information:
Basic earnings per share	$0.35	$0.32	$1.36	$1.22
Diluted earnings per share	0.35	0.32	1.34	1.21
Dividends declared...........................	0.140	0.128	0.538	0.496
Performance ratios:
Return on average assets	1.40%	1.41%	1.39%	1.39%
Return on average realized equity.	13.97%	14.82%	13.97%	15.00%
Return on average tangible equity............	20.53%	19.53%	20.61%	18.21%
Efficiency ratio	60.2%	61.4%	61.0%	61.3%